Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations Contact:
Diane McKenna	Suzi Sharp
214.265.2595	214.265.2558
dmckenna@metropcs.com	ssharp@metropcs.com

MetroPCS, Inc. Announces Expected Restatement of First Quarter 2004 Financial Statements

Dallas—August 6, 2004—MetroPCS, Inc. today announced that in connection with the preparation of its quarterly financial statements for the three months ended June 30, 2004, its management has determined that MetroPCS’ previously disclosed financial statements for the three months ended March 31, 2004 understated service revenues by $845,000, and consequently understated net income by $503,000. MetroPCS’ financial statements for the year ended December 31, 2003 will not be affected by this understatement. MetroPCS’ audit committee is conducting an independent investigation into this understatement, and has retained independent counsel to assist in the investigation. Management expects to restate MetroPCS’ financial statements for the three months ended March 31, 2004, to reflect the understatement of service revenues and net income, but will delay doing so until completion of the investigation. Also, MetroPCS expects to delay filing its quarterly report on Form 10-Q for the three months ended June 30, 2004 until after completion of the investigation, and accordingly expects to postpone its second quarter 2004 earnings release.

About MetroPCS, Inc. – Dallas-based MetroPCS, Inc. is a wholly-owned subsidiary of MetroPCS Communications, Inc. and a provider of wireless communications services. Through its subsidiaries, MetroPCS, Inc. holds 18 PCS licenses in the greater Miami, San Francisco, Atlanta and Sacramento metropolitan areas. MetroPCS offers customers flat rate plans with unlimited anytime local and long distance minutes with no contract. MetroPCS is among the first wireless operators to deploy an all-digital network based on third generation infrastructure and handsets. For more information, visit the MetroPCS web site at www.metropcs.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. – The matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments, including our future expectations concerning our financial and operating performance. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from MetroPCS’ actual future experience involving any one or more of such matters and subject areas. Such risks and uncertainties include the economic conditions in our targeted markets, performance of our technologies, timely development and delivery of new technologies, competitive conditions, market acceptance of our services, access to sufficient capital to meet operating and financing needs and other risks and uncertainties. Furthermore, such risks and uncertainties include the possibility that the results of our independent investigation will cause us to revise the anticipated changes to our previously reported financial results. This press release speaks only as of its date, and MetroPCS disclaims any duty to update the information herein.

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